UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

February 27, 2006

Date of Report (Date of earliest event reported)

DJ ORTHOPEDICS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-16757	33-0978270
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2985 Scott Street
Vista, California	92081
(Address of principal executive offices)	(Zip Code)

(800) 336-5690

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

                On February 27, 2006, dj Orthopedics, Inc.’s subsidiary, dj Orthopedics, LLC, (dj Orthopedics) signed a definitive agreement to purchase all of the outstanding capital stock of Aircast Incorporated (Aircast) for approximately $290 million in cash.  The purchase price will be paid at closing except for $25 million that will be held in escrow through June 30, 2007 or one year post-closing, whichever is later, to secure indemnity obligations of the sellers.  The transaction is subject to customary closing conditions and governmental approvals and is expected to be completed promptly following such approvals.  Aircast is owned by private equity investors and is a leading designer and manufacturer of ankle braces and other orthopedic devices, cold therapy systems and vascular systems. Wachovia Securities acted as financial advisor to dj Orthopedics and Wachovia Bank, NA has provided an underwritten commitment for senior debt financing for the acquisition including the repayment of dj Orthopedics’ existing credit facility.   The new financing will consist of a seven-year term loan for $360 million and a $50 million revolving credit facility and will be secured by substantially all the assets of the combined companies.  A copy of the press release announcing the transaction is filed as Exhibit 99.1 to this Current Report.

Item 9.01. Financial Statements and Exhibits.

(d)     Exhibits.

Exhibit No.	Document
99.1	Press release dated February 27, 2006 relating to dj Orthopedics, Inc.’s agreement to purchase Aircast.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DJ ORTHOPEDICS, INC.

(Registrant)

Date:	February 28, 2006	BY:	/s/ DONALD M. ROBERTS
Donald M. Roberts
Senior Vice President, General Counsel and Secretary